SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) is July 14, 2005

YP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

4940 E. Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principalexecutive office)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 1, 2005, YP Corp. (“YP”) entered into a Separation Agreement and Mutual Release (“Agreement”) with Penny Spaeth (“Spaeth”) concerning the termination of the Employment Agreement, dated November 1, 2004, between YP and Spaeth. Ms. Spaeth’s resignation as a chief operating officer of YP coincided with the execution of the Agreement.

In consideration for a waiver of all rights to severance and general release of all claims by and between Spaeth and YP, the Agreement provides for the payment of $80,000 to Spaeth payable in two lump sums of $40,000 each on July 8, 2005 and October 2, 2005, respectively. YP will also continue to provide Spaeth with the current form of health insurance until November 1, 2005.

Pursuant to the Agreement, Spaeth forfeited all shares of YP’s common stock issued to her out of YP’s 2003 Stock Plan and any other unvested capital stock or options to purchase such stock received by Spaeth while employed by YP.

Additionally, pursuant to the Agreement, Spaeth has agreed not to solicit employees of YP for a period of two years and not to solicit customers of YP for a period of one year. Finally, the Agreement requires Spaeth to make herself available to YP for consultation.

Item 1.02. Termination of a Material Definitive Agreement.

On July 1, 2005, YP and Spaeth terminated the Employment Agreement, dated November 1, 2005, between YP and Spaeth.

The Employment Agreement was scheduled to expire in November 2006. The Employment Agreement provided for chief operating officer services by Spaeth to YP. As part of the Employment Agreement, Spaeth originally received an annual salary of $137,500 which would have increased for the second year of employment to $151,250. In addition, the Employment Agreement also awarded Spaeth with 25,000 shares of YP common stock and certain other allowances and expense reimbursements.

Under the Employment Agreement, in the event of Spaeth’s termination prior to the expiration of the term, Spaeth would be entitled to receive a lump sum amount equal to two months of payments if her employment with YP had not been terminated.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Item

99.1	Separation Agreement and Mutual Release by and between Penny Spaeth and YP Corp, dated July 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2005	YP CORP.

/s/ Peter Bergmann
Peter Bergmann, Chairman and Chief Executive Officer